EXHIBIT 3

UNSECURED SUBORDINATED PROMISSORY NOTE

THIS UNSECURED SUBORDINATED PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PELDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION OR QUALIFICAITON UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

No. ___________                                              U.S.$______

Issuance Date:  February 17, 2011

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

UNSECURED SUBORDINATED PROMISSORY NOTE DUE June 17, 2011

THIS UNSECURED SUBORDINATED PROMISSORY NOTE of Environmental Solutions Worldwide, Inc. (the “Company”), issued this 17th day of February, 2011 (the “Issuance Date”), is duly authorized and issued pursuant to that certain Subordinated Note Subscription Agreement, dated as of February 17, 2011 between the Company and the Holder (as defined below) (the “Note Subscription Agreement”) (including all Unsecured Subordinated Promissory Notes issued in exchange, transfer or replacement hereof, this “Note”), designated as one of its Unsecured Subordinated Promissory Notes Due June 17, 2011, in an aggregate principal amount of U.S.$3,000,000 (collectively, the “Notes”).

FOR VALUE RECEIVED, the Company promises to pay to [_________________] (or his or its permitted assigns) the registered holder hereof (the “Holder”), the principal sum of $[_______], on or prior to June 17, 2011 (the “Maturity Date”), subject to Section 1, and to pay interest in-kind (through the issuance of substantially similar Notes) on the principal sum outstanding on a monthly basis (each such date of payment an “Interest Payment Date”), commencing March 17, 2011, up to and including the date on which this Note has been paid in full, at the rate of  10% per annum, and shall be computed on the basis of a 365-day year and actual days elapsed (depending upon the subscription date).  Accrual of interest on this Note shall commence on the Issuance Date and shall continue to accrue until the next Interest Payment Date.  The interest so payable will be paid on each Interest Payment Date to the person or entity in whose name this Note (or one or more predecessor Notes) is registered on the records of the Company regarding registration and transfers of the Notes (the “Notes Register”) on the first business day immediately prior to such Interest Payment Date.  All accrued and unpaid interest shall bear interest at the same rate of 10% per annum until the date of payment.  The principal (and all accrued and unpaid interest) of this Note is payable in currency of the United States of America or pursuant to the terms of Section 1 below, or such other manner of payment, at the sole option of the Holder.  The Notes Register shall represent the record of ownership and right to receive principal and interest payments on this Note.  Interest and principal shall be payable only to the registered Holder as reflected in the Notes Register.  The right to receive principal and interest payments under this Note shall be transferable only through an appropriate entry in the Notes Register as provided herein.

This Note is subject to the following additional provisions:

1.   No Prepayment; Exchange Rights and Obligations.  (a)  The Company shall not prepay any amount of principal or accrued interest outstanding under this Note prior to the Maturity Date without the prior written consent of the Holder; provided, that in the event the Borrower has failed to close an offering of shares of its common stock, par value $0.001 per share (the “Common Stock”) that are registered under the Act, at a sale price of $0.12 per share (as adjusted for any stock split, stock dividend or other similar adjustment) pursuant to a rights offering of the Company that raises at least an incremental $3.5 million of cash for the Company and also permits all holders of the Notes to exchange their Notes (and the other notes paid in kind for the payment of interest under the Notes) for shares of Common Stock at such price (with such closed offering referred to herein as the “Qualified Offering”) on or prior to the Maturity Date, then the Holder, at his or its sole option, may require the Company to refrain from making any and all payments on any of the outstanding principal and accrued interest outstanding under this Note; provided, however, the Company is not prohibited hereunder from paying any accrued interest in-kind through the issuance of substantially similar Notes, at any time.

(b)  If, prior to the payment of all principal or accrued interest outstanding under this Note, the Company closes a Qualified Offering on or prior to the Maturity Date, then the Holder shall either (i) exchange any outstanding Notes then held by him or it for a subscription of the Common Stock in the Qualified Offering as payment by the Holder of the subscription price therefor (but excluding from exchange any portion of the Notes that are not permitted by the terms of the Qualified Offering to be exchanged in the Qualified Offering (i.e., if the amount owing under the Notes exceeds the permitted pro-rata participation level made available to the Holder in the Qualified Offering)) or (ii) purchase for cash an equivalent number of shares of Common Stock as would be issued pursuant to the exchange provided for in clause (i) of this Section 1(b).

(c)  In the event (i) the Qualified Offering closes on or prior to the Maturity Date and (ii) for any reason the Holder shall have failed to have exchanged in the Qualified Offering any and all principal or accrued interest outstanding under this Note and (iii) the Holder wishes to exchange for Common Stock at a price of $0.12 per share (as adjusted for any stock split, stock dividend or other similar adjustment), then the Company shall be required to offer the Holder the immediate right to purchase additional shares of Common Stock at such price, so that all principal and accrued interest outstanding under this Note shall have been exchanged for shares of Common Stock at such price. [For Ressler and Orchard only: Further, in the event (i) the Qualified Offering closes on or prior to the Maturity Date and (ii) for any reason the Holder and [Richard Ressler/Orchard Investments, LLC] collectively shall have failed to have invested at least $1,000,000 in the Qualified Offering or pursuant to the terms of the prior sentence (or the same sentence in the Note hold by [Richard Ressler/Orchard Investments, LLC], and (iii) the Holder wishes to invest the balance of such $1,000,000 aggregate amount to purchase Common Stock at a price of $0.12 per share (as adjusted for any stock split, stock dividend or other similar adjustment), then the Company shall be required to offer the Holder the immediate right to invest the balance of such investment amount to purchase additional shares of Common Stock at such price, so that in the aggregate, the Holder and [Richard Ressler and Orchard Investments, LLC] shall collectively have so invested such $1,000,000 amount.]

(d)  At any time after the Maturity Date, if any amount of principal or accrued interest remains outstanding under this Note, the Holder shall have the right and option (but not the obligation) to exchange any or all then-outstanding amount of principal or accrued interest under this Note in any offering or other sale made by the Company for any shares of Common Stock (or any other equity securities or equity-linked rights or securities whatsoever) (as payment by the participating Holder of the sale price therefor).

(e)  The Holder may, at his or its sole option, extend the Maturity Date.

2.   Notes.  The Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same, but shall not be issuable in denominations less than integral multiples of ten thousand dollars ($10,000).  No service charge will be made for such registration of transfer or exchange.

3.   Transfer.  This Note has been issued subject to investment representations of the original purchaser hereof and may be transferred, assigned or exchanged only in compliance with the Securities Act of 1933, as amended (the “Securities Act”), including Regulation D promulgated under the Securities Act.  Any Holder of this Note, by acceptance hereof, agrees to the representations, warranties and covenants herein.  Prior to due presentment to the Company for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company’s Notes Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

(a)   No Interference.  The Company shall not close its books against the transfer of this Note.

(b)   Non-Circumvention.  The Company shall not, and shall cause its subsidiaries not to, directly or indirectly, by any action avoid or seek to avoid the observance or performance of any terms of this Note or impair or diminish its value, but shall at all times in good faith assist in carrying out of all such terms of this Note.

(c)   Authority.  The Company warrants and represents that:  (i) it has all requisite corporate power and authority to enter into and perform its obligations under this Note and to issue and deliver the Note to the Holder; (ii) the execution, delivery, and performance by the Company of its obligations under this Note, including the issuance and delivery of the Note to the Holder, have been duly authorized by all necessary corporate action on the part of the Company; and (iii) this Note has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

(d)   Governmental Actions.  Without limiting the generality of the foregoing, the Company shall obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Note.

4.   No Impairment.  Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the manner herein prescribed. This Note and all other Notes now and hereafter issued of similar terms are direct obligations of the Company.

5.   Termination.  After this Note shall have been fully surrendered in connection with (a) any payment in full of the outstanding principal and interest or (b) any exchange for Common Stock or similar equity rights pursuant to Section 1, this Note shall no longer be deemed to be outstanding and all rights with respect to this Note, including, without limitation, the right to receive interest hereon and the principal hereof, shall forthwith terminate.

6.   Costs and Expenses.  The Company agrees to pay all costs and expenses, including reasonable attorney’s fees, which may be incurred by the Holder in collecting any amount due under this Note.

7.   Events of Default; Remedies.  If one or more of the following described “Events of Default” shall occur:

(a)   The Company shall default in the payment of principal or interest on these Notes; or

(b)   Any of the representations or warranties made by the Company herein, or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company or any of its subsidiaries in connection with the execution and delivery of this Note shall be false or misleading in a any material respect at the time made; or

(c)   The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Note or the Note Subscription Agreement of even date with the original issue date of this Note and such failure shall continue uncured for a period of fifteen (15) business days after notice from Holder of such failure; or

(d)   The Company or any of its subsidiaries shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

(e)   A trustee, liquidator or receiver shall be appointed for the Company, any of its subsidiaries or for a substantial part of their respective property or business without their consent and shall not be discharged within forty five (45) business days after such appointment; or

(f)   Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company or any of its subsidiaries and shall not be dismissed within forty five (45) business days thereafter; or

(g)   Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any of its subsidiaries and, if instituted against the Company or any of its subsidiaries shall not be dismissed within forty five (45) business days after such instruction or if the Company or any of its subsidiaries shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any proceeding; or

(h)   The Common Stock shall not be traded on an exchange or quotation system such as the Over the Counter Bulletin Board market; or

(i)   Cessation by the Company or any of its subsidiaries of doing business in the ordinary course; or

(j)   A material adverse change to the Company’s or any of its subsidiaries business condition (financial or otherwise), earnings, properties, prospects or results of operations of the Company or any of its subsidiaries taken as a whole.

Then, or at any time thereafter, and in each and every such case, unless such Event or Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the principal (and any accrued interest) amount of this Note shall become immediately due and payable, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law.

8.   Lost or Destroyed Note.  If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership thereof, and indemnity and bond, if requested, all reasonably satisfactory to the Company.

9.      Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws.

10.   Business Day Definition.  For purposes hereof, the term “business day” shall mean any day on which banks are generally open for business in the State of New York, USA and excluding any Saturday and Sunday.

11.   Notices.  Any notice, demand or request required or permitted to be given by either the Company or the Holder pursuant to the terms of this Note shall be made in accordance with Section 10 of the Note Subscription Agreement.

12.   Waiver.  Any waiver by the Company or the Holder hereof of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any breach of such provision or of any breach of any other provision of this Note.  The failure of the Company or the Holder hereof to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note.  Any waiver must be in writing and signed by such party against whom such waiver is sought to be enforced.

13.   Notices of Certain Actions.  In case at any time the Company shall propose to:

(a)   pay any dividend or make any distribution on shares of Common Stock in shares of Common Stock or equivalents thereto or make any other distribution; or

(b)   issue any rights, warrants or other Common Stock to any holders of Common Stock entitling them to purchase any additional shares of Common Stock or any other rights, debentures, warrants or other Common Stock; or

(c)   effect any reclassification or change of outstanding shares of Common Stock, or any consolidation, merger, sale, lease or conveyance of property (not in the Company’s ordinary course of business), described in Section 7 hereof or otherwise; or

(d)   effect any liquidation, dissolution or winding-up of the Company;

then, and in any one or more of such cases (a) through (d), the Company shall, subject to any other Sections of this Note, give written notice thereof, by certified mail, postage prepaid, or by facsimile, electronic mail (or similar electronic transmission) to the Holder at the Holder’s address as it shall appear in the Notes Register, mailed at least fifteen (15) days prior to (i) the date as of which the holders of record of shares of securities to be entitled to receive any such dividend, distribution, rights, debentures, warrants or other securities are to be determined or (ii) the date on which any such reclassification, change of outstanding shares of Common Stock, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, change of outstanding shares, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution or winding-up.

14.   Unenforceable Provisions.  If any provision of this Notice is invalid, illegal or unenforceable, the balance of this Notice shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

15.   Restriction on Redemption and Dividends.  Until all of the Notes as issued by the Company and outstanding as of the original issue date of this Note (or becoming outstanding after such date, such as the Notes paid with respect to the interest in-kind) have been paid in full, exchanged or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, (A) repurchase, redeem, or declare or pay any cash dividend or distribution on, the Common Stock or (B) distribute any material property or assets of any kind to holders of the Common Stock in respect of the Common Stock.

16.   Rank.  Obligations under this Note, including payments of principal and interest and other payments due under this Note, shall rank subordinate to the Company’s obligations under the Guaranty by Corporation dated on or about March 10, 2010 granted by the Company in favor of Canadian Imperial Bank of Commerce (“CIBC”) and shall be subject to the terms of the [Subordination Agreement] between CIBC, the Holder and the other holders of the Notes dated on or about the date hereof.

17.   Payment of Collection, Enforcement and Other Costs.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

18.   Construction; Headings.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

19.   Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents (as defined in the Note Subscription Agreement), at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

20.   Waiver of Notice.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Note Subscription Agreement.

*  *  *  *  *

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer thereof duly authorized.

Environmental Solutions Worldwide, Inc.

By:_________________________________
Title: